Exhibit 16

Ernst & Young LLP Suite 3800 100 North Tryon Street Charlotte, NC 28202 Tel: +1 704 372 6300 Fax: +1 704 331 2073
www.ey.com

EXHIBIT 16 TO FORM 8-K

May 18, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

We have read Item 4.01 of Form 8-K dated May 18, 2012 of Sonic Automotive, Inc. and are in agreement with the statements contained in the last two sentences of the first paragraph, the second paragraph and the third paragraph of Item 4.01(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

A member firm of Ernst & Young Global Limited